EXHIBIT 99.1

ICU Medical, Inc. Reports Third Quarter 2007 Results

SAN CLEMENTE, Calif., Oct. 18, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the third quarter and nine months ended September 30, 2007.

Third quarter revenue was $44.9 million, essentially unchanged, as compared to pro forma revenue of $45.4 million in the same period last year. Excluding the pro forma adjustment to exclude sales of discontinued products of $3.2 million, revenue was $48.6 million in the third quarter of 2006.

Net income for the third quarter of 2007 was $4.7 million, or $0.31 per diluted share, as compared to net income of $6.1 million, or $0.39 per diluted share, in the third quarter of 2006. The 2006 amount includes a one-time gain on sale of building of $1.3 million, net of tax, or $0.08 per diluted share. Excluding that, the Company would have earned $0.31 per diluted share for the third quarter of 2006.

For the nine months ended September 30, 2007, revenue totaled $142.6 million, a 5% increase, as compared to pro forma revenue of $136.4 million in the same period last year. Excluding the pro forma adjustment to exclude sales of discontinued products of $12.4 million in 2006, revenue was $148.8 million for the nine months ended September 30, 2006.

For the nine months ended September 30, 2007, the Company earned $17.1 million, or $1.10 per diluted share, as compared to net income of $18.8 million, or $1.21 per diluted share, for the nine months ended September 30, 2006.

Frank O'Brien, ICU Medical's Chief Financial Officer said, "Our growth during the third quarter was inhibited by the expected decline in sales of critical care products distributed by Hospira. However, Hospira has recently redeployed more full time sales people and other resources to selling critical care products."

He continued, "We are very pleased with the overall business fundamentals as evidenced by our healthy balance sheet and strong cash flow from operations. Sales of our custom products, not including critical care custom products, increased 13%, international sales grew 21% and our gross margins expanded to 43% in the third quarter from 42% in the second quarter of 2007. Our efforts to invest in product innovation and to expand our market presence continue to pay off and we are optimistic about our business prospects for the remainder of the year and beyond."

Operating cash flow was $30.0 million for the first nine months of 2007. As of September 30, 2007, cash and investments totaled $103 million and working capital was $138 million. In addition, the Company bought back 450,000 shares in the open market during the third quarter of 2007 at a cost of $17.1 million.

Management reiterated full year 2007 targets of approximately $190 million in revenue and diluted earnings of approximately $1.50 per share.

The Company will be conducting a conference call concerning its third quarter ended September 30, 2007 results at 4:30 p.m. EDT (1:30 p.m. PDT) on Thursday, October 18, 2007, which can be accessed at 866-770-7120, passcode 24180184 or by replay at 888-286-8010, passcode 75109203. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of the call.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2006 and 10Q for the quarter ended June 30, 2007. Actual results in the future may differ materially from Management's current expectations.

                          ICU Medical, Inc.
               Summary Consolidated Statements of Income
   (all dollar amounts in thousands except share and per share data)
                            (unaudited)

                         Three Months Ended      Nine Months Ended
                            September 30,            September 30,
                      ------------------------------------------------
                          2007        2006        2007        2006
                      ------------------------------------------------

 TOTAL REVENUE             44,868      48,600     142,591     148,806

 COST OF GOODS SOLD        25,502      29,750      83,371      85,532

 OPERATING EXPENSES        13,719      10,608      41,228      37,339

   Income from
    operations              5,647       8,242      17,992      25,935

 OTHER                      1,379       1,267       7,376       3,225
                      ------------------------------------------------

 PROVISION FOR
  INCOME TAXES             (2,319)     (3,518)     (8,372)    (10,789)
 MINORITY INTEREST             --         151          70         429

                      ------------------------------------------------
 NET INCOME           $     4,707 $     6,142  $   17,066  $   18,800
                      ================================================

 NET INCOME PER SHARE
   Diluted            $      0.31 $      0.39  $     1.10  $     1.21

 WEIGHTED AVERAGE
  NUMBER OF SHARES
   Diluted             15,290,208  15,700,042  15,457,815  15,557,664

                          ICU Medical, Inc.
                Summary Consolidated Balance Sheet Data
          (all dollar amounts in thousands except share data)

                              ASSETS

                                                9/30/07     12/31/06
                                              ------------------------
                                              (unaudited)      (1)
 CURRENT ASSETS:
   Cash and liquid investments                $102,596       $116,918
   Accounts receivable, net                     27,893         26,533
   Inventories                                  17,700         16,315
   Prepaid and deferred income taxes             5,027          7,417
   Other current assets                          5,131          4,255
                                              ------------------------
      Total current assets                     158,347        171,438
                                              ------------------------

 PROPERTY AND EQUIPMENT, NET                    71,325         59,037
 INCOME TAX RECEIVABLE AND DEFERRED TAXES,
  long term                                      4,864          2,878
 OTHER ASSETS                                   12,580         10,895
                                              ------------------------
                                              $247,116       $244,248
                                              ========================

                LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES                          $ 20,003       $ 15,919
 DEFERRED INCOME TAXES                           3,084          3,084
 INCOME TAXES PAYABLE, non-current               2,890             --
 MINORITY INTEREST                                  --            358

 STOCKHOLDERS' EQUITY:
   14,063,768 common shares outstanding at
    September 30, 2007                         221,139        224,887
                                              ------------------------
                                              $247,116       $244,248
                                              ========================

      (1) December 31, 2006 balances were derived from the audited consolidated financial statements of ICU Medical, Inc.

                          ICU Medical, Inc.
             Summary Consolidated Statements of Cash Flows
                    (all dollar amounts in thousands)
                              (unaudited)
                                                    Nine Months Ended
                                                   -------------------
                                                   9/30/07     9/30/06
                                                   -------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                        $17,066    $18,800
 Adjustments to reconcile net income to net cash
    Provided by operating activities --
     Depreciation and amortization                   8,427      7,878
     Net change in current assets and liabilities,
      and other                                      4,469     (9,425)
                                                   -------------------
    Net cash provided by operating activities       29,962     17,253
                                                   -------------------

 PURCHASES OF PROPERTY AND EQUIPMENT               (19,128)   (14,940)
 PROCEEDS FROM SALE OF BUILDING                         --      6,062
 NET (INCREASE) DECREASE IN LIQUID INVESTMENTS       7,975    (20,837)
 EMPLOYEE EQUITY PLANS                               3,435     13,444
 PURCHASE OF TREASURY STOCK                        (25,734)    (3,987)
 OTHER                                              (2,857)       927

                                                   -------------------
 NET DECREASE IN CASH AND CASH EQUIVALENTS         $(6,347)   $(2,078)
                                                   ===================

CONTACT: ICU Medical, Inc.
         Francis J. O'Brien, Chief Financial Officer
         (949) 366-2183

         ICR, Inc.
         John F. Mills, Senior Managing Director
         (310) 954-1100